Exhibit 4.1

AMENDMENT NO. 2

TO

RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”) is made and entered into as of September 29, 2014, by and between Contango ORE, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of December 20, 2012, as amended by that certain Amendment No. 1 to Rights Agreement, dated as of March 21, 2013 (as amended, the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may supplement or amend any provision of the Rights Agreement in any respect in accordance with the provisions of such section; and

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree to amend the Rights Agreement as follows:

1.   Amendments.  The Rights Agreement is hereby amended as follows:

(a)   Section 1 of the Rights Agreement is hereby amended by inserting the following subsections at the end of such Section 1:

“(mm) “Assignment Agreement” shall mean the Assignment Agreement, to be entered into by the Company and Tanana Gold, LLC as it may be amended from time to time.

(nn)    “JV LLC Agreement” shall mean the Limited Liability Company Agreement of Tanana Gold, LLC, to be entered into by Core Alaska, LLC and Royal Alaska, LLC, as it may be amended from time to time.

(oo)    “Master Agreement” shall mean the Master Agreement, dated as of September 29, 2014, by and between the Company and Royal Gold, Inc., as it may be amended from time to time.

(pp)    “Voting Agreement” shall mean the Voting Agreement, dated as of September 29, 2014, by and among Royal Gold, Inc. and certain stockholders of the Company.”

(b) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentences at the end of such Section 1(a):

“Notwithstanding anything in this Section 1(a) to the contrary, neither Royal Gold, Inc. nor any of its Affiliates (collectively, the “RG Group”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution and delivery of the Master Agreement, the JV LLC Agreement, the Assignment Agreement, the Voting Agreement or any agreements, arrangements or understandings entered into by the RG Group contemplated by the Master Agreement, the JV LLC Agreement, the Assignment Agreement or the Voting Agreement; (B) the announcement of the Master Agreement, the JV LLC Agreement, the Assignment Agreement, or the Voting Agreement; or (C) the consummation of the transactions contemplated by the Master Agreement, the JV LLC Agreement, the Assignment Agreement or the Voting Agreement.  Each event described in subclauses (A), (B) and (C) is referred to herein as an “Exempted Transaction.”

(c) Section 1(f) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(f):

“Notwithstanding anything in this Section 1(f) to the contrary, the RG Group shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.”

(d) Section 1(l) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(l):

“Notwithstanding anything in this Section 1(l) to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

(e) Section 1(gg) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(gg):

“Notwithstanding anything in this Section 1(gg) to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the public announcement of any Exempted Transaction.”

(f) Section 1(ll) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(ll):

“Notwithstanding anything in this Section 1(ll) to the contrary, a Triggering Event shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

2.   No Further Amendments.  Except as expressly provided herein, the terms and conditions of the Rights Agreement shall continue in full force and effect.

3.   Counterparts.  This Amendment may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4.   Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CONTANGO ORE, INC.

By:	/s/ John B. Juneau
Name: John B. Juneau
Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Patrick Hayes
Name: Patrick Hayes
Title: Manager – Client Services